CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of Allianz Life Insurance Company of North America of our report dated April 2, 2021 relating to the financial statements of Allianz Life Insurance Company of North America which appears in this Registration Statement. We also hereby consent to the incorporation by reference in this Registration Statement of our report dated March 29, 2021 relating to the financial statements of Allianz Life Variable Account B of Allianz Life Insurance Company of North America (“Variable Account B”), which appears in Post-Effective Amendment No. 5 to Variable Account B’s Form N-4, (File No. 333-222815), for the year ended December 31, 2020.  We also consent to the references to us under the headings “Statutory Financial Statements” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Minneapolis, MN
April 16, 2021